SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
UCP, LLC
EFFECTIVE AS OF JULY 23, 2013

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
UCP, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of UCP, LLC, a Delaware limited liability company (the “Company”), is made and entered into, effective as of July 23, 2013, by and between PICO Holdings, Inc., a corporation organized and existing under the laws of California, with its principal place of business at 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 (“PICO”), and UCP, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 6489 Camden Avenue, Suite 204, San Jose, CA 95120 (“UCP, Inc.”).
WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq., as it may be amended from time to time, or any successor statute (the “LLCA”)) by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on October 26, 2007, as amended on January 10, 2008.
WHEREAS, the Company and the initial sole member, PICO, entered into an Amended and Restated Operating Agreement as of July, 21, 2008 (the “Old Agreement”).
WHEREAS, the parties hereto desire to amend and restate the Old Agreement to reflect the addition of UCP, Inc. as a member and the Managing Member of the Company pursuant to the terms and subject to the conditions hereof.
NOW, THEREFORE, in consideration of the conditions and provisions contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. The following terms shall, for the purposes of this Agreement and the Schedules hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

“Additional Members” shall have the meaning ascribed thereto in Section 2.6.

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Tax Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member's Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Sections 1.704‑1(b)(2)(ii)(d)(5) (relating to adjustments that, as of the end of that Tax Year, reasonably are expected to be made to such Member's Capital Account for allocations of loss or deduction), and 1.704‑1(b)(2)(ii)(d)(6) (relating to adjustments that, as of the end of that Tax Year, reasonably are expected to be made to such Member's Capital Account for certain distributions), and (b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704‑1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704‑2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning given to that term in the first paragraph of this Agreement.

“Back-to-Back Debt” shall have the meaning ascribed thereto in Section 10.5(c) hereof.

“Business” shall mean the acquisition, development and entitlement of real estate for residential construction and sale, and the construction and sale of residential housing. Without limiting the foregoing, the Company shall (a) serve as a member, manager, partner or stockholder, as the case may be, of its subsidiaries and, in connection therewith, exercise all the rights and powers conferred upon the Company as a member, manager, partner or stockholder, as the case may be, of such entities, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that any subsidiaries are permitted to engage in or that their subsidiaries are permitted to engage in by their organizational documents or agreements and, in connection therewith, exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the LLCA and, in connection therewith, exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any subsidiary or any corporation, partnership, joint venture, limited liability company or other arrangement entered into or formed, as contemplated by (b) or (c) above.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which federally chartered banks in the United States are open for business.

“Bylaws” shall mean the Bylaws of UCP, Inc. as in effect from time to time.

“Capital Account” shall have the meaning ascribed thereto in Section 5.3.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed on October 26, 2007, as amended on January 10, 2008, with the Secretary of State of the State of Delaware pursuant to the LLCA.

“Certificate of Incorporation” shall mean the Certificate of Incorporation of UCP, Inc. dated May 7, 2013, and as hereafter amended from time to time, as filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law.

“Closing Events” shall mean the following events, which to the extent they have not heretofore occurred, shall occur on the date hereof: (i) the Offering; and (ii) the contribution of the proceeds of the Offering by UCP, Inc. to the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

“Company” shall have the meaning given to that term in the first paragraph of this Agreement.

“Common Stock” shall mean the Class A shares of common stock, par value $0.01 per share, of UCP, Inc.

“Contingencies” shall have the meaning ascribed thereto in Section 9.3(a) hereof.

“Convertible Debt” shall have the meaning ascribed thereto in Section 10.5(c) hereof.

“Depreciation” shall mean for any fiscal year or portion thereof of the Company, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such period, Depreciation shall (1) be computed by reference to the Gross Asset Value, and (2) be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such period is zero but the Gross Asset Value of the asset is not, Depreciation shall be determined with reference to such Gross Asset Value using any reasonable method selected by the Managing Member.

“Dissolution Event” shall have the meaning ascribed thereto in Section 9.1.

“Distributable Cash” shall mean cash available for distribution to the Members (after taking into account (1) the Company's working capital needs, anticipated capital expenditures, debt service requirements and other reserves, including with respect to contingencies or commitments, and (2) any restrictions on distributions under applicable law or any loan agreement, indenture, security agreement, mortgage debt instrument or other agreement or other obligation to which the Company is a party or by which it is bound or its assets are subject), as determined by the Managing Member.

“Encumbrance” shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

“Exchange Agreement” shall mean the Exchange Agreement, dated as of the date hereof, between UCP, Inc. and PICO relating to PICO's right to exchange, at any time and from time to time, any or all of its Membership Units for shares of Common Stock.

“Fiscal Year” of the Company shall mean each twelve (12) month period ending on December 31st.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time, consistently applied, with respect to the jurisdiction to which it refers.

“Governmental Body” shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

“Gross Asset Value” shall mean, with respect to any Company asset, such asset's adjusted basis for federal income tax purposes, except as follows:

(i)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as reasonably determined by the Managing Member.

(ii)The Gross Asset Value of the Company's assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managing Member, as of the following times: (a) the acquisition of additional Membership Units by any new or existing Member (other than by transfer of existing Units, provided that, for the avoidance of doubt, the exchange by PICO of Membership Units for Common Stock shall be treated as a transfer of such Membership Units to UCP, Inc.); (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for the purchase or redemption by the Company of any Membership Units; and (c) the liquidation of the Company, provided, that (i) in the case of an adjustment pursuant to clause (a) by virtue of the issuance of additional Units to UCP, Inc. on account of the contribution by UCP, Inc. of the proceeds of an offering (including a private placement) of Common Stock, the determination of the gross fair market value of the Company's assets shall reflect the price at which the Common Stock is sold in such offering; and (ii) in the case of an issuance of additional Units to UCP, Inc. pursuant to Section 10.5(a), the determination of the gross fair market value of the Company's assets shall reflect the closing sale price of the Common Stock reported on the principal exchange on which the Common Stock is traded on the day of such issuance.

(iii)The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managing Member; and

(iv)The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Managing Member determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction or event that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value thereafter shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Incentive Plan” shall mean the 2013 Long-Term Incentive Plan of UCP, Inc. or any other incentive plan adopted by UCP, Inc.

“Liquidation Agent” shall have the meaning ascribed thereto in Section 9.3(a).

“LLCA” shall have the meaning set forth in the above preamble.

“Managing Member” shall mean UCP, Inc. or any successor thereto pursuant to this Agreement.

“Member” shall mean, at any time, UCP, Inc. and PICO if, at such time, they own Membership Units in the Company and any other Person who at such time owns Membership Units in the Company.

“Member-Funded Debt” shall mean any non-recourse debt of the Company which is loaned or guaranteed by any Member and/or is treated as “partner non-recourse debt” under Section 1.704-2(b)(4) of the Treasury Regulations.

“Members' Meeting” shall have the meaning ascribed thereto in Section 2.8.

“Membership Unit” or “Units” shall mean the units representing a Member's interest in the Company, including such Member's (i) ownership interest in the Company, and (ii) right to share in any Net Profits, Net Losses and any distributions of the Company. Units shall be designated as Series A Units or Series B Units. Series A Units shall be issued to PICO and Series B Units shall be issued to UCP, Inc. The Series A Units and Series B Units rank pari passu with each other, and have all the same rights (including the rights to share in Net Profits and Net Losses) and obligations, except that UCP, Inc. as the Managing Member and holder of the Series B Units shall have the exclusive authority to manage the business, property and affairs of the Company in accordance with the terms and provisions of this Agreement.

“Minimum Gain” shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable (“non-recourse debt”), secured by any property of the Company over the adjusted basis of such Property, which represents the minimum taxable gain which would be recognized by the Company if the non-recourse debt were foreclosed upon and the property were transferred to the creditor in satisfaction thereof, and which is referred to as “minimum gain” in Section 1.704-2(b)(2) of the Treasury Regulations. A Member's share of Minimum Gain shall be determined pursuant to the above-cited Treasury Regulations.

“Net Profits” and “Net Losses” shall mean the net income or net loss of the Company (including capital gains and losses) as determined in accordance with the accounting methods followed by the Company for federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B) and treating as deductions items of expenditure described in, or under Code Section 705(a)(2)(B). For purposes of computing Net Profits and Net Losses, gain or loss resulting from the disposition of property, which gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss for federal income tax purposes, there shall be taken into account Depreciation.

In addition: (i) subject to Section 10.5(c), in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Losses; and (ii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to sections 5.4(f) (g), (h), (i), and (j) hereof shall not be taken into account for purposes of computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to sections 5.4(g), (h), (i), and (j) hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Losses.”

“Non-Recourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

“Notice” shall have the meaning ascribed thereto under Section 11.2.

“Offering” shall mean the initial public offering by UCP, Inc. of its Common Stock, the closing of which is occurring on the date hereof.

“Offering Expenses” shall mean all of the costs and expenses of the Offering incurred by UCP, Inc., including but not limited to the underwriting discount and the expenses listed in Item 13 of UCP, Inc.'s registration statement on Form S-1, as filed with the Securities and Exchange Commission on April 4, 2013, as subsequently amended, and declared effective by the Commission.

“Officers” shall have the meaning ascribed thereto under Section 4.1.

“Old Agreement” shall have the meaning set forth in the above preamble.

“Percentage Interest” shall mean a Member's aggregate economic percentage interest in the Company as determined by dividing the number of Membership Units owned by such Member by the number of Membership Units then owned by all Members, each as set forth on Schedule I, as such schedule may be amended from time to time.

“Person” shall mean an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or a Governmental Body.

“PICO” shall have the meaning given such term in the first paragraph of this Agreement.
“Regulatory Allocations” shall have the meaning ascribed thereto in Section 5.4(j).

“Required Allocation” shall have the meaning ascribed thereto in Section 5.4.

“Section 754 Election” shall have the meaning ascribed thereto under Section 6.8(b).

“Securities Act” shall have the meaning ascribed thereto in Section 10.1.

“Shortfall Interest Rate” shall mean LIBOR plus 300 basis points.

“Tax Amount” means, with respect to any Member for any Tax Year, an amount for such Tax Year that is attributable to the taxable income of the Company allocated to such Member, calculated based on the tax returns filed by the Company for such Tax Year, and applying the methodology and assumptions set forth in the definition of “Tax Liability.”

“Tax Distributions” shall have the meaning ascribed thereto in Section 5.6(b) hereof.

“Tax Liability” of a Member shall mean the aggregate federal, state and local tax liabilities, including estimated taxes, payable by such Member that are attributable to the taxable income of the Company, calculated by assuming a combined federal, state and local tax rate of 41% or such other rate determined by the Managing Member to be the highest marginal effective rate of federal, state and local income tax applicable to corporations doing business in California (or such other jurisdictions in which the Company is doing business) and assuming such Member has no income or losses other than its share of the Company's income or losses. For purposes of such calculation, (i) the effect of any adjustments pursuant to Section 743(b) of the Code shall not be taken into account, and (ii) items of income, gain, deduction or loss which are computed separately by a Member shall be taken into account in determining the taxable income of the Company allocated to such Member. For the avoidance of doubt, the assumed tax rate used to calculate Tax Liability shall be the same for all Members. “Tax Return” shall have the meaning ascribed thereto in Section 6.6(b) hereof.

“Tax Receivable Agreement” means the Tax Receivable Agreement among UCP, Inc., the Company and PICO dated as of the date hereof.

“Tax Year” shall mean the twelve (12) month period ending on December 31.

“Transfer” shall mean, whether directly or indirectly, by merger, operation of law or otherwise, any sale, assignment, conveyance, transfer, donation, distribution or other disposition of, or pledge, hypothecation, encumbrance, the creation of a security interest or other similar limitation in any manner whatsoever, of any interest in the Company (including, without limitation, of Membership Units, allocations, distributions or voting, consent or approval rights).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“True-Up Amount” means, in respect of a Member for a particular Tax Year, an amount, which may be positive or negative, equal to (1) the aggregate quarterly distributions actually made to such Member in respect of such Tax Year under Section 5.6(b)(ii), without taking into account any adjustments to such distributions made with respect to any other Tax Year (including any adjustment to take into account a True-Up Amount for the immediately preceding Tax Year) minus (2) the Tax Amount of such Member in respect of such Tax Year; provided, however, that if there is an audit or other adjustment with respect to a return filed by the Company (including a filing of any amended return), upon a final determination or resolution of such audit or other adjustment, the True-Up Amount shall be redetermined for the relevant Tax Year, and the difference (positive or negative, as the case may be) shall be treated as an additional True-Up Amount which shall be applied as provided in Section 5.6(b)(ii).

“UCP, Inc.” shall have the meaning given to that term in the first paragraph of this Agreement.

“Waiver” shall have the meaning ascribed thereto in Section 12.6.

Section 1.2    Usage Generally; Interpretation. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles, Sections and Schedules of this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the LLCA, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the LLCA or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the LLCA, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the LLCA. In the event the LLCA is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

ARTICLE II
ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP

Section 2.1    Formation; Admission. The Company was formed as a limited liability company under the provisions of the LLCA by the filing on October 26, 2007, of the Certificate of Formation with the Secretary of State of the State of Delaware. The Certificate of Formation was amended on January 10, 2008, to change the name of the Company. Each of the Persons listed on Schedule I, by virtue of the execution of this Agreement, is a Member of the Company. The rights and liabilities of the Members shall be as provided in the LLCA, except as is otherwise expressly provided herein. This Agreement hereby amends and restates the Old Agreement in its entirety.

Section 2.2    Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, UCP, LLC. The Company's business may be conducted under any other name or names as may be determined by the Managing Member. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Company's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Members of such change.

Section 2.3    Business Purpose/Operation. The purposes of the Company are to engage in (i) the Business, and (ii) such other activities, investments or businesses permitted under the LLCA as determined from time to time by the Managing Member.

Section 2.4    Offices. Unless and until changed by the Managing Member, the registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808 and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Company's principal office shall be located at 6489 Camden Avenue, Suite 204, San Jose, CA 95120. The Company may have other offices at such other places within or without the State of Delaware as the Managing Member from time to time may select.

Section 2.5    Term. The Company commenced on the date of the filing of the Certificate of Formation and the term of the Company shall be perpetual, unless and until the dissolution of the Company in accordance with the provisions of Article IX or as otherwise provided by law.

Section 2.6    Members. The Members of the Company, the initial capital accounts of each Member and the number of Membership Units owned by and Percentage Interest of each Member are listed on Schedule I. Units held by PICO which are issued and outstanding prior to the date hereof are hereby reclassified into the number of Series A Units listed on Schedule I. One or more persons may be admitted to the Company from time to time as additional members (“Additional Members”), as may be determined by the unanimous consent of the Members (except as provided with respect to Transfers of Membership Units in accordance with Article VII); provided, however, that (except as provided in Article VII) each such new Member shall execute an appropriate agreement or supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. Admission of a new Member shall not be cause for the dissolution of the Company. Upon admission of a new Member, the Managing Member shall issue one or more Certificates in the name of such Member evidencing the number of Units being issued and amend Schedule I to provide for such admission, including, without limitation to state the number of Units issued and the initial Capital Account.

Section 2.7    Fiduciary Duties; Outside Activities of the Members.

(a)To the greatest extent permitted by law, no Member or any Affiliate of a Member and none of their respective officers, directors, partners, employees or agents shall owe any fiduciary duty to, nor shall any such Person be liable for breach of duty, including breach of duty of loyalty, if any, to the Company, any subsidiary thereof or any holder of Membership Units or Affiliate of such holder (or any of their respective stockholders, partners or members). In taking any action, making any decision or exercising any discretion with respect to the Company or any of its subsidiaries, each Member and each Affiliate of a Member and their respective officers, directors, partners, employees or agents shall be entitled to consider such interests and factors as it desires, including the interests of such Member or Affiliate of a Member and those of other Affiliates of such Member, and shall have no duty or obligation (1) to give any consideration to the interests of or factors affecting the Company or any Affiliate thereof or (2) to abstain from participating in any vote or action of the Company, any Affiliate thereof, including the Managing Member, or of any board of directors (or committee) or similar body of any of the foregoing. No Member, affiliate of a Member (or any officer, director, partner, employee or agent thereof) shall violate a duty or obligation to the Company, any Affiliate, or any holder of Membership Units (or any of their respective stockholders, partners or members) merely because such Person's conduct furthers such Person's own interests. Such Persons may lend money to and transact other business with the Company and any of its subsidiaries. The rights and obligations of any such Person who lends money to, contracts with, borrows from or transacts business with the Company or any subsidiary thereof shall be the same as those of a Person not involved with the Company. No transaction with the Company or any of its subsidiaries shall be void or voidable because any such Person has a direct or indirect interest in the transaction.

(b)Except as provided in this Agreement (1) any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition therewith or in the same or similar activities or lines of business as the Company, including interests and activities arising or acquired after the date hereof and (2) no Member shall have any duty to refrain from any such interests or activities or from doing business with any client, customer or vendor of the Company or any of its Affiliates. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement or otherwise in any business interests or activities of any Member, whether existing as of the date hereof or arising or acquired after the date hereof. If a Member, any of its Affiliates or any officer, director, partner, employee or agent thereof acquires knowledge of any potential transaction or matter that may be in the same or similar activities or lines of business as or otherwise appropriate for the Company or any of its Affiliates, the Company and the other Members shall have no interest therein or expectation that such opportunity be offered to the Company, any such interest or expectancy being hereby renounced and any claim that such opportunity should have been presented to the Company being hereby waived.

(c)Any Person purchasing or otherwise acquiring any Membership Unit or any Common Stock shall be deemed to have notice of and to have consented to the provisions of this Section.

(d)Neither the alteration, amendment, termination, expiration or repeal of this Section, the adoption of any provision of this Agreement inconsistent with this Section nor any amendment to the LLCA shall eliminate or reduce the effect of this Section in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 2.8    Place of Members' Meetings. Meetings of the Members (each, a “Members' Meeting”) shall be held at the principal office of the Company, or at such other place as the Members shall mutually agree.

Section 2.9    Meetings. A Members' Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members' Meetings shall be chaired by the Chairman of the Board of Directors of the Managing Member, or in the absence of the Chairman, the Managing Member's President, and the Secretary of the Meeting shall be appointed by the Chairman or, in the absence of the Chairman, the Managing Member's President.

Section 2.10    Telephonic Meetings. Members' Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members' Meetings can hear one another at the time of such Members' Meeting. Participation in a Members' Meeting by conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members' Meeting.

Section 2.11    Notice of Meetings. Written notice of each Members' Meeting shall state the place, date and hour of such Members' Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.2 not fewer than ten (10) days nor more than sixty (60) days before the date thereof.

Section 2.12    Waivers. Notice of a Members' Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members' Meeting. The attendance of any Member at a Members' Meeting, in person or by proxy, without protesting prior to the conclusion of such Members' Meeting the lack of notice of such Members' Meeting, shall constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

ARTICLE III
MANAGING MEMBER; POWERS

Section 3.1    Managing Member.

(a)The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member. Without limiting the foregoing, the Managing Member shall have the sole power to manage or cause the management of the Company, including, without limitation, the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b)Except as otherwise expressly set forth in this Agreement, the Managing Member shall have the general power to manage or cause the management of the Company within the scope of the business purpose set forth in Section 2.3, including the following powers which may, subject to any limitations set forth in this Agreement, be delegated to the officers or other authorized representatives (which may include employees or agents) of the Managing Member:

(i)to have developed and prepared a business plan each year which will set forth the operating goals and plans for the Company;

(ii)to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents, instruments or agreements in the ordinary course of business on behalf of the Company;

(iii)to employ, retain, consult with and dismiss such personnel, agents or representatives as may be required for accomplishment of the business purpose set forth in Section 2.3;

(iv)to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v)to engage attorneys, consultants and accountants for the Company;

(vi)to develop or cause to be developed, accounting procedures for the maintenance of the Company's books of account;

(vii)to appoint auditors; (except if there is an audit committee of the Managing Member, in which case such audit committee shall appoint the auditors of the Company);

(viii)to make any expenditures, lend or borrow money, assume or guarantee, or otherwise contract for indebtedness and other liabilities, issue evidences of indebtedness in the name of the Company and incur other obligations;

(ix)to acquire, dispose of, mortgage, pledge, encumber, buy or exchange assets of the Company;

(x)to use the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company and its subsidiaries, lending funds to other Persons, repaying of obligations of the Company and its subsidiaries and capital contributions to any subsidiary;

(xi)to distribute Distributable Cash;

(xii)to maintain insurance, including for the benefit of the Managing Member, Members and their respective directors, officers, partners, employees and agents;

(xiii)to form or acquire an interest in, and contribute property and make loans to, any limited or general partnerships, joint ventures, corporations or limited liability companies;

(xiv)to control any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation proceedings, and the incurring of legal expenses and the settlement of claims and litigation or arbitrations;

(xv)to indemnify any Person against liabilities and contingencies to the extent permitted by law and this Agreement: and

(xvi)to do all such other acts as shall not be prohibited by or in violation of this Agreement.

Section 3.2    Compensation. The Managing Member shall not be entitled to compensation for services rendered to the Company in its capacity as Managing Member; provided, however, that nothing contained herein shall prohibit or restrict the payment of compensation to UCP, Inc. for services rendered to the Company.

ARTICLE IV
OFFICERS

Section 4.1    Officers. The officers of the Company (the “Officers”) shall at all times be identical to the then officers of the Managing Member. Any changes in the officers of the Managing Member, whether by election, resignation, removal, death or otherwise, shall automatically and concurrently take effect with respect to the Officers of the Company. No Officer of the Company may resign unless such Officer concurrently resigns as an officer of the Managing Member. Any resignation by an Officer of the Managing Member shall constitute such Officer's concurrent resignation from the Company.

ARTICLE V
FINANCE AND CAPITAL

Section 5.1    Capital Contributions. On or prior to the date hereof, the Members have made capital contributions and have acquired the number of Membership Units specified opposite their respective names on Schedule I.

Section 5.2    Additional Capital Contributions. Except as set forth in Section 10.5, no Member shall be required or permitted to make additional capital contributions to the Company without the consent of all of the Members.

Section 5.3    Members' Capital Accounts. No Member shall have any right to withdraw any portion of its Capital Account, except as otherwise provided herein. For purposes hereof, “Capital Account” shall mean the separate capital account maintained for each Member in accordance with the principles of Section 1.704-1(b) of the Treasury Regulations, as of any particular date, except as provided herein. Immediately following the Closing Events, the Capital Account balance of each Member shall be the product of (i) such Member's Percentage Interest and (ii) the net equity value of the Company, which shall be determined as (x) the product of the price to public of the shares of Common Stock sold in the Offering and the number of Units outstanding immediately after the closing of the Offering, less (y) the Offering Expenses.

The Members agree that the amount of each Member's initial Capital Account, as so determined, is as set forth on Schedule I. Thereafter, such Capital Accounts shall be adjusted as follows:

(a)The Capital Account of each Member shall be increased by:

i)The amount of any Net Profits (and any items of income or gain), allocated on or after the date hereof to such Member;

ii)The amount, if any, of any Company liabilities assumed by such Member or taken subject to or in connection with the distribution of property to such Member by the Company on or after the date hereof;

iii)The amount of any cash contributed by such Member to the Company; and

iv)The fair market value of property (which shall include any Persons) contributed to the Company by such Member on or after the date hereof.

(b)The Capital Account of each Member shall be decreased by:

i)The amount of cash distributed to such Member by the Company on or after the date hereof;

ii)The amount of any Net Losses (and, without duplication, any items of deduction or loss) allocated to such Member on or after the date hereof;

iii)The fair market value of any property distributed to such Member by the Company on or after the date hereof; and

iv)The amount of any liabilities of such Member assumed by the Company or taken subject to or in connection with the contribution of property by such Member to the Company on or after the date hereof.

(c)The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)No interest shall be paid by the Company on capital contributions, balances in Member's Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

(e)No adjustment shall be made to any Member's Capital Account pursuant to Subsections (a) or (b) of this Section 5.3 on account of any of the Closing Events.

Section 5.4    Allocations.

(a)Net Profits. Net Profits shall be allocated among the Members in proportion to their respective Percentage Interests.

(b)Net Losses. Net Losses shall be allocated among the Members in proportion to their respective Percentage Interests.

(c)Whenever a proportionate part of the Net Profits or Net Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Net Profits or Net Losses or arising from the transactions with respect to which such Net Profits or Net Losses were realized, shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that “recapture income,” if any, shall be allocated to the Members who were allocated the corresponding Depreciation deductions.

(d)When the Gross Asset Value of a Company asset differs from its basis for federal income tax purposes, solely for tax purposes and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit with respect to such asset shall be allocated among the Members in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder. For purposes of this Section 5.4(d), Code Section 704(c) (or the principles of Code Section 704(c)) shall be applied using the traditional method unless the Managing Member shall determine to use another method that is permissible under Treasury Regulations; provided, however, that so long as PICO and its Affiliates collectively hold a ten percent (10%) or greater Percentage Interest in the Company, such determination shall be with the prior written consent of PICO.

(e)All matters concerning the allocation of Net Profits and Net Losses (and items of income, gain, loss and deduction) among the Members and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined in good faith by the Managing Member on a basis which is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Members.

(f)Notwithstanding any provision of Section 5.4, if there is a net decrease in Minimum Gain during a taxable year of the Company (including any Minimum Gain attributable to Member-Funded Debt),

each Member at the end of such year shall be allocated, before any other allocations of Net Profits or Net Losses for such year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions described in Section 1.704-2(f) (or Section 1.704-2(i)(4)) of the Treasury Regulations.

(g)If any Member unexpectedly receives any adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, the Members shall be allocated items of income and gain in an amount and manner to eliminate any Adjusted Capital Account Deficit attributable to such adjustment, allocation or distribution as quickly as possible.

(h)Notwithstanding the allocations provided for in Section 5.4(a), (b), (d), (i) or (j), if there is a net increase in Minimum Gain during a taxable year of the Company that is attributable to Member-Funded Debt then, first depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Members, provided that, the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

(i)Non-Recourse Deductions shall be allocated among the Members in proportion to their Percentage Interests.

(j)The allocations set forth in Sections 5.4(f), (g), (h) and (i) (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses and items of income, gain, loss and deduction so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been made.

(k)If any Member Transfers all or any portion of its Membership Units during any Fiscal Year, Net Profits and Net Losses attributable to such transferred Membership Units for such Fiscal Year shall be apportioned between the transferor and the transferee or computed as to such Members on the basis of an interim closing of the books and records of the Company deeming a Transfer to have occurred (i) at the beginning of the first day of the month in which the Transfer occurred, if the Transfer actually occurred prior to the 16th day of such month, or (ii) at the end of the last day of such month if the transfer actually occurred on or after the 16th day of such month, unless the Managing Member shall reasonably determine to use another method that is permissible under the Code and applicable regulations thereunder.

Section 5.5    Banking; Investments. All funds of the Company shall be deposited in such bank account or accounts, or invested, and withdrawals from any such bank account shall be made upon such signature or signatures, as shall be established and designated by the Managing Member.

Section 5.6    Distributions.

(a)Except as otherwise required by law or as provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Account or receive any distributions from the Company, except as expressly provided herein.

(b)The Company shall distribute Distributable Cash, subject to any restrictive covenants or similar provisions under agreements by which the Company is bound, to each Member in accordance with the following:

(i)To the Members pro rata in proportion to their respective Percentage Interests at the time or times determined by the Managing Member; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 5.6(b)(ii) and 9.3(a). In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable law and hereunder, have the right in its sole discretion to make distributions to the Members pro rata in proportion to their respective Percentage Interests pursuant to this Section 5.6(b)(i) in such amounts as shall enable UCP, Inc. to meet its obligations pursuant to the Tax Receivable Agreement.

(ii)The Company shall make a distribution to each Member of cash in an amount equal to such Member's Tax Liabilities (“Tax Distributions”) as reasonably determined by the Managing Member. Tax Distributions shall be made at such times so as to allow the Members to make payments of their estimated or income tax (as applicable) and shall be made at least 10 days, but no earlier than 20 days, prior to the due date (without extensions) for each such payment that would apply to the Company if it were a Delaware corporation. Within thirty 30 days after (i) the filing by the Company of its annual federal tax return, and (ii) final resolution of any audit or other adjustment to any federal, state, local or other tax returns filed by the Company, the Company shall determine each Member's True-Up Amount, based on the Company's federal income tax returns. If a Member's True-Up Amount is negative, the Company shall make an additional Tax Distribution to such Member in an amount equal to the True-Up Amount. If a Member's True-Up Amount is positive, such amount shall be applied to reduce future Tax Distributions under this Section 5.6(b)(ii) until such True-Up Amount is entirely applied. Except as provided in the following sentence, to the extent that at the time of any Tax Distribution, a Member would otherwise be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid on such date, the Tax Distributions to such Member shall be increased to ensure that all distributions to be made pursuant to this Section 5.6(b)(ii) as of any such date shall be made on a pro rata basis in accordance with the Members' respective Percentage Interests (any such increased amount of a Member's Tax Distributions, a “Shortfall Amount”). If at the time of any Tax Distribution there is not sufficient Distributable Cash on hand to distribute to each Member the full amount of such Member's Tax Liability and such Member's Shortfall Amount, (i) distributions at such time shall be made to the extent of the available Distributable Cash (a) first, to the Members in proportion to each Member's aggregate unpaid Tax Liability, until the full amount of the Members' aggregate Tax Liabilities are paid and (b) second, to the Members in proportion to each Member's aggregate unpaid Shortfall Amount, until the full amount of the Members' aggregate Shortfall Amounts are paid; and (ii) the Company shall make future distributions as soon as funds become available (a) first, to the Members in proportion to each Member's aggregate unpaid Tax Liability, until the full amount of the Members' aggregate Tax Liabilities are paid and (b) second, to the Members in proportion to each Member's aggregate unpaid Shortfall Amount, together with interest on such unpaid Shortfall Amount at the Shortfall Interest Rate, until the full amount of the Members' aggregate Shortfall Amounts and any interest thereon are paid.

Section 5.7    Return of Contribution. Except as required by the LLCA, no Member shall be personally liable for the return of any capital contribution, or any portion thereof, or the return of any additions to the Capital Accounts of the other Members, or any portion thereof, it being agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

ARTICLE VI
ACCOUNTING; TAX MATTERS

Section 6.1    Books; Fiscal Year. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with U.S. GAAP. The Company's accounting period for tax purposes shall be the Fiscal Year. The Company's accounting year for all other purposes shall be the Fiscal Year.

Section 6.2    Reports. The Company shall close the books of account after the close of each quarter in each Fiscal Year. The Company shall prepare and distribute to each Member a quarterly statement of such Member's distributive share of income and expense for federal income tax reporting purposes, as well as a quarterly report on sales, income, expenses and other reports as are normally prepared for PICO and UCP, Inc. and in sufficient detail to permit each of PICO and UCP, Inc. to report its respective share of income, expense, and such other GAAP items as each of PICO and UCP, Inc. may reasonably request from time to time. Such information shall be made available to each such Member no later than twenty five (25) days after the end of each calendar quarter and no later than sixty (60) days after the end of each Fiscal Year in respect of the prior Fiscal Year. As soon as practicable after the end of each Fiscal Year, the Company shall send to each Member a report indicating such information with respect to the Member as is necessary for purposes of reporting such amounts for federal, state and local income tax purposes. For the avoidance of doubt, any information under this Section 6.2 shall be subject to the provisions of Section 11.17.

Section 6.3    Company Information. Upon reasonable request, the Company shall supply to PICO and its Affiliates, so long as they collectively hold at least a ten percent (10%) Percentage Interest in the Company information regarding the Company, its sales, receipts, payments, all accounting information and records as well as all activities of the Company. PICO, UCP, Inc. and their respective Affiliates and representatives shall have free access during normal business hours to discuss the operations and business of the Company with employees or agents of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense, provided, however, that each such Member shall preserve the confidentiality of such information. For the avoidance of doubt, information provided under this Section 6.3 shall be subject to the provisions of Section 11.17.

Section 6.4    Records. The Company shall keep or cause to be kept appropriate books and records in accordance with the LLCA with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

(a)a current list of the full name and the last known street address of each Member;

(b)a copy of the Certificate of Formation and this Agreement and all amendments thereto;

(c)copies of the Company's federal, state and local income tax returns and reports, if any, for the six most recent Fiscal Years;

(d)copies of any financial statements of the Company for the six most recent Fiscal Years; and

(e)such other documents with respect to the Company's business as may reasonably be required from time to time by the Managing Member.

Section 6.5    Tax Characterization. It is intended that the Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes, and neither the Company nor any Member shall take any action inconsistent with such characterization. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a “Partner,” to “Partners” and to the “Partnership” in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively.

Section 6.6    Tax Returns.

(a)Subject to the provisions of Section 6.6(b), the Managing Member shall file, or cause to be filed, the Company's tax returns and statements. The Managing Member may request reasonable extensions to file any tax return or statement without the written consent of the other Members but shall provide written notice to the Members of any such request for extension not later than ten (10) days before the date on which any tax return or statement for which an extension is requested is required to be filed. The Managing Member shall use commercially reasonable efforts to prepare and furnish, or cause to be prepared and furnished, to the Members within sixty (60) calendar days after the close of each Tax Year, the Schedule K-1s to the Company's Federal partnership income tax return for the Tax Year.

(b)For each Tax Year, (i) the Managing Member shall provide PICO, UCP, Inc. and their respective Affiliates with a copy of their draft Schedule K-1s at least thirty (30) calendar days prior to the date such Schedule K-1s are required to be furnished to such Members, and (ii) the Managing Member shall provide each such Member with a copy of the Company's draft Tax Return at least thirty (30) calendar days prior to the earlier of (x) the date of filing of the Company's Federal partnership income tax return for the Tax Year (“Tax Return”), or (y) the date by which the Tax Return is required to be filed (taking into account extensions as permitted under Section 6.6(a)). So long as PICO and its Affiliates collectively hold at least a ten percent (10%) Percentage Interest in the Company, the Tax Return shall not be filed (or caused to be filed) and final Schedule K-1s shall not be furnished to the Members pursuant to Section 6.6(a) without PICO's prior consent, which consent shall not unreasonably be withheld or delayed. For the avoidance of doubt, any information provided under this Section 6.6(b) shall be subject to this provisions of Section 11.17.

Section 6.7    Tax Matters Partner. For purposes of Code Section 6231(a)(7)(A), the Managing Member shall be the “Tax Matters Partner” of the Company for all purposes of the Code and any corresponding state or local statute. Each Member consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by any Member, to effectuate such designation. The Tax Matters Partner shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other Members of discussions engaged in with, any taxing authority and shall provide the other Members with notice of all scheduled administrative proceedings, including meetings with agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Members with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Members. As long as PICO and its Affiliates collectively hold at least a ten percent (10%) Percentage Interest in the Company, the Tax Matters Partner shall not agree to extend the period of limitations for assessments; file a petition or complaint in any court; file a request for an administrative adjustment of partnership items after any return has been filed; or enter into any settlement agreement with respect to Company items of income, gain, loss or deduction without the prior consent of PICO, which consent shall not unreasonably be withheld or delayed.

Section 6.8    Tax Elections.

(a)The Managing Member shall, subject to the terms of this Agreement, determine whether to make any available tax election; provided, however, that so long as PICO and its Affiliates collectively hold at least a ten percent (10%) Percentage Interest in the Company, such determination shall be subject to the prior consent of PICO, which consent shall not unreasonably be withheld or delayed.

(b)Effective for its first taxable year ending after the date hereof (or, if such election is not permitted for such taxable year, for its first taxable year for which it is permitted), the Company shall file with its tax return a written statement (the “Section 754 Election”), signed by the Managing Member, setting forth (i) the name and address of the Company, (ii) a declaration that the Company elects under Code Section 754 to apply the provisions of Code Sections 734(b) and 743(b) and (iii) such other information as may be required under Treas. Reg. Section 1.754-1. The Company shall allocate such special basis adjustments under Code Sections 734(b) and 743(b) pursuant to Code Section 755.

(c)The Company shall pay all costs incurred by the Company in connection with any special basis adjustments arising from any Transfers or distributions, including reasonable attorneys' and accountants' fees. In addition, both the transferor and the transferees of an ownership interest Transfer (or the transferee of any Company distribution) permitted hereunder shall (within sixty (60) days of such permitted Transfer or distribution) provide the Company with complete and accurate information regarding such Transfer (or distribution) to enable the Company to make special basis adjustments and other computations in connection therewith.

Section 6.9    Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amounts so withheld shall be treated as having been distributed to such Member.

ARTICLE VII
TRANSFERS

Section 7.1    Transfers of Membership Units. No Member nor any transferee of Membership Units initially held by such Member may Transfer its Membership Units to any Person without the prior written consent of the Managing Member in its sole discretion; provided, however, the following Transfers shall not require the consent of the Managing Member: (i) Transfers pursuant to PICO's exercise of exchange rights pursuant to the Exchange Agreement and any such Transfers pursuant to the Exchange Agreement shall be deemed a Transfer hereunder, and (ii) Transfers by PICO or UCP, Inc., to any of their respective Affiliates provided, however, that if any such Affiliate subsequently ceases to be an Affiliate of such Member, the Membership Units so transferred must first be Transferred back to the original Member. Any Transfers of Membership Units under this Section 7.1 shall comply with applicable federal and state securities laws.

Section 7.2    Admission as a Member. A transferee pursuant to Section 7.1 shall become a Member, and shall be listed as a Member on Schedule I hereto, and shall be deemed to receive the Membership Units being Transferred at such time as such transferee executes and delivers to the Company an agreement or supplement to this Agreement in which the transferee agrees (or, with respect to any Transfer by PICO that is a distribution or dividend by PICO to holders of its securities or the exchange by PICO of Membership Units for any of its securities, as a stated condition to any such Transfer, is deemed to agree, without executing and delivering to the Company an agreement or supplement to this Agreement) to be admitted as a Member and bound by the terms and conditions of this Agreement as it may be amended from time to time; provided, however that for purposes of this Section 7.2, the Encumbrance of Membership Units shall not be deemed a Transfer.

Section 7.3    Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, no Transfer shall be permitted (and if attempted shall be void ab initio) if, in the reasonable determination of the Managing Member, such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

Section 7.4    Effect of Transfer Not in Compliance with this Article. Any purported Transfer of Membership Units that is not in compliance with this Article VII shall be void and of no effect.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limited Liability. Except as otherwise provided under the LLCA, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor the Managing Member shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the laws of the State of Delaware, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither any Member, the Managing Member (in its capacity as such) nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.

Section 8.2    Indemnification.

(a)The Company shall indemnify, defend and hold harmless any Member, the Managing Member (and any of their respective officers, directors, managers, employees and agents) and any officer, director, manager, employee or agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, the Managing Member, or an officer, director, manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, agent or tax matters partner of another corporation, partnership, joint venture, trust or other enterprise (each an “Indemnitee”), from and against expenses (including attorneys' fees and expenses), judgments, damages, penalties, interest, liabilities, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

(b)Expenses (including attorneys' fees and expenses) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and in advance of any final determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of any Indemnitee to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 8.2.

(c)The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.2 shall continue as to a Person who has ceased to be a Member, the Managing Member, or any officer, director, manager, employee or agent of the Company, the Managing Member or any Member, and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.

(d)The indemnification provided by this Section 8.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise.

(e)Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and the Members shall not be subject to personal liability by reason of these indemnification provisions and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(f)No Person shall be denied indemnification in whole or in part under this Section 8.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)The indemnification, advancement of expenses and other provisions of this Article VIII are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h)Except to the extent otherwise provided in this Article VIII, the right to be indemnified and to receive advancement of expenses in this Article VIII shall be a contract right. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)If any provision or provisions of this Section 8.2 shall be held invalid, illegal or enforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Section 8.2 (including, without limitation, each portion, if any, of this Section 8.2 containing any such provisions held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 8.2 (including, without limitation, each such portion of any subsection of this Section 8.2 containing any such provision held to be invalid, illegal or unenforceable) shall be construed as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable

Section 8.3    Exculpation. A Member shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation is not permitted under the LLCA as the same exists or may hereafter be amended. Any repeal or modification of the immediately preceding sentence or any amendment to the LLCA shall not adversely affect the right or protection of any Member existing hereunder with respect to any act or omission occurring prior to such repeal, modification or amendment.

ARTICLE IX
DISSOLUTION and LIQUIDATION

Section 9.1    Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a “Dissolution Event”):

(a)The election of the Managing Member with the consent of PICO if PICO and its Affiliates collectively hold a ten percent (10%) or greater Percentage Interest in the Company;

(b)The sale, disposition or transfer of all or substantially all of the assets of the Company; or

(c)The entry of a decree of judicial dissolution under Section 802 of the LLCA with respect to the Company.

Section 9.2    Withdrawal Of Members. No Member shall have the right to voluntarily withdraw as a Member of the Company other than following the Transfer or, with respect to PICO, the exchange of all Membership Units owned by such Member, which Transfer shall be in accordance with Article VII. No Member shall seek a decree of judicial dissolution with respect to the Company.

Section 9.3    Distribution Upon Dissolution.

(a)Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(i)First, to the payment of indebtedness and liabilities of the Company (including payment of all indebtedness and liabilities to Members and/or their Affiliates) and the expenses of liquidation;

(ii)Second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company (“Contingencies”). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3;

(iii)Third, to the Members in proportion to the amounts required to be made to such Members pursuant to the last sentence of Section 5.6(b)(ii); and

(iv)Thereafter, to the Members in accordance with their respective Percentage Interests.

(b)It is the intent of the Members that the allocations provided in Section 5.4 hereof result in the distributions required pursuant to Section 9.3 being in accordance with positive capital accounts as provided for in the Treasury Regulations under Section 704(b) of the Code. However, if after giving hypothetical effect to the allocations required by Section 5.4, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 9.3 would not be in accordance with the positive capital accounts of the Members as required by Treasury Regulations under Section 704(b) of the Code, such failure shall not affect or alter the distributions required by Section 9.3. Rather, the Managing Member will have the authority to make other allocations of Net Profits or Net Losses, or items of income, gain, loss or deduction among the Members which, to the extent possible, will result in the capital accounts of each Member having a balance prior to the distribution equal to the amount of the distributions to be received by each Member pursuant to Section 9.3; provided, however, that so long as PICO and its Affiliates collectively hold at least a 10 percent (10%) Percentage Interest in the Company, such other allocations shall be made with the prior consent of PICO not to be unreasonably withheld or delayed.

Section 9.4    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.5    Winding Up and Filing Articles of Cancellation. Upon the commencement of the winding up of the Company, articles of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of cancellation shall set forth the information required by the LLCA. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining assets of the Company have been distributed to the Members.

ARTICLE X
MEMBERSHIP UNITS; CERTIFICATES

Section 10.1    Certificates. At the request of PICO or UCP, Inc., Membership Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the number of Membership Units which such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the Chairman or the Chief Executive Officer of the Company and may be sealed with the Company's seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, the transferring Member shall surrender to the Company the Certificates representing Membership Units owned by such Member and the Company shall issue to the transferring Member certificates representing the remaining Membership Units, if any, held by such transferring Member after taking into account such Transfer. All certificates representing Membership Units (unless registered under the Securities Act of 1933, as amended (the “Securities Act”)), shall bear the following legend:
THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY

Section 10.2    Lost or Destroyed Certificates. The Company may issue a new certificate for Membership Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonably satisfactory to the Managing Member, by the Person claiming the certificate to be lost or destroyed.

Section 10.3    Transfer of Membership Units. Except for Transfers duly made in accordance with Article VII, no Transfer of Membership Units shall be valid as against the Company. Upon any such Transfer, the Member Transferring Membership Units shall surrender certificate therefor, accompanied by an instrument of assignment or transfer by the Member duly executed with signature guarantees, and otherwise complying with such requirements as the Managing Member may impose.

Section 10.4    Splits And Reclassifications. The Company shall not in any manner subdivide (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse unit split, reclassification, recapitalization or otherwise) the outstanding Membership Units unless an identical event is occurring with respect to the Common Stock, in which event the Membership Units shall be combined or subdivided concurrently with and in the same manner as the Common Stock so that the Series A Units shall at all times be exchangeable pursuant to the Exchange Agreement into shares of Class A Common Stock on a one-for-one basis.

Section 10.5    Incentive Plans; Registered and Private Offerings.

(a)At any time UCP, Inc. issues a share of Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or otherwise), the following shall occur: (1) UCP, Inc. shall be deemed to contribute to the capital of the Company an amount of cash equal to the current per share market price of a share of Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised); (2) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by UCP, Inc. with respect to such share, if any, shall be concurrently transferred to the Company (and such net proceeds so transferred shall not constitute a capital contribution); and (3) the Company shall issue to UCP, Inc. one (1) Series B Unit registered in the name of UCP, Inc.

(b)At any time UCP, Inc. issues a share of Common Stock pursuant to a primary public offering registered under the Securities Act, or in a private placement or other transaction exempt from registration under the Securities Act, the net proceeds received by UCP, Inc. with respect to such share, if any, shall be concurrently transferred to the Company and the Company shall issue to UCP, Inc. one (1) Series B Unit registered in the name of UCP, Inc. for each share of Common Stock issued.

(c)If at any time UCP, Inc. issues debt securities which are convertible into Common Stock (“Convertible Debt”), the proceeds received from the issuance of such Convertible Debt shall be used by UCP, Inc. to purchase a debt security of the Company, with the same principal amount and substantially equivalent terms to the Convertible Debt (the “Back-to-Back Debt”). Upon conversion into Common Stock of any portion of the principal amount of Convertible Debt by any holder thereof the same principal amount of the Back-to-Back Debt automatically shall be converted into a number of Membership Units equal to the number of shares of Common Stock into which such portion of the Convertible Debt has been converted. In such event, the Gross Asset Value of the Company assets shall be adjusted pursuant to clause (ii)(q) of the definition of Gross Asset Value.

(d)If UCP, Inc. acquires any assets or Person for which the consideration, in whole or in part, consists of Common Stock, (i) the legal structure of such acquisition shall be agreed upon by UCP, Inc. and PICO, (ii) the assets or Person shall be contributed by UCP, Inc., directly or indirectly, to the Company or a subsidiary thereof in a manner to be agreed upon by UCP, Inc. and PICO, and (iii) appropriate adjustments, in accordance with the principles of this Agreement and as agreed upon by UCP, Inc. and PICO, shall be made to the number of Units, Gross Asset Value of Company assets and the Capital Accounts of each of the Members.

Section 10.6    Regulations. The Managing Member may make such additional rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue and Transfer of Membership Units and issuance of certificates for the Membership Units.

Section 10.7    Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Membership Units to receive distributions and shall not be bound to recognize any equitable or other claim to or interest in such Membership Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the LLCA.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Severability. The terms, conditions, and provisions of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable term shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original intentions of the parties hereunder.

Section 11.2    Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) to any party shall be in writing and shall be delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 11.2) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below, or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:
If to the Company or UCP, Inc., to:

6489 Camden Avenue, Suite 204
San Jose, CA 95120
Attention: President
Fax: 408-323-1114
If to PICO, to:
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
Attention: President
Fax: 858-456-6480

Each Notice shall be deemed received on the date sent to the recipient thereof in accordance with this Section 11.2, if sent prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day.

Section 11.3    Captions. The captions at the heading of each Article or Section of this Agreement are for convenience of reference only, and are not to be deemed a part of this Agreement itself.

Section 11.4    Entire Agreement. This Agreement, including the Schedules hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

Section 11.5    Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

Section 11.6    Amendments; Waiver. Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and approved by both the Managing Member and PICO. No consent to, waiver, discharge or release (each, a “Waiver”) of, any provision of, or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

Section 11.7    Further Assurances. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.8    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of law principles thereof.

Section 11.9    Third Party Beneficiary. Except as set forth in Article VIII, nothing set forth in this Agreement shall be construed to confer any benefit to any third party who is not a party to this Agreement. The holders of securities of each of UCP, Inc. and PICO specifically shall not be deemed third party beneficiaries and shall not have or be construed to have any legal or equitable right, remedy or claim in respect of or by virtue of this Agreement or any provision herein contained.

Section 11.10    Assignment. This Agreement is personal to the parties hereto and neither party may (except as set forth in Article VII) assign or Transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other Person or legal entity without the prior written consent of the other parties hereto.

Section 11.11    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto; provided, however, that no party hereto may Transfer any of such party's Membership Units (or any portion thereof or any beneficial interest therein) or this Agreement or such party's rights, interests or obligations hereunder, except in accordance with the terms of this Agreement, and for the avoidance of doubt, provided, further, that in case of any Transfer of Membership Units by PICO (other than any Transfer pursuant to the Exchange Agreement or a Transfer to an Affiliate of PICO), none of the special information and/or consent rights of PICO under Section 5.4(d), Section 6.2, Section 6.3, Section 6.6(b), Section 6.7, Section 6.8(a), and/or Section 9.3(b), as the case may be, shall, in whole or in part, be transferred or deemed to be transferred to such transferee (and PICO may not claim such rights for the benefit of any such transferee).

Section 11.12    Relationship. This Agreement does not constitute any Member, Managing Member, or any employee or agent of the Company as the agent or legal manager of any Member for any purpose whatsoever and no Member, Managing Member, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Member or to bind any Member in any manner or thing whatsoever.

Section 11.13    Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in the United States District Court for the Northern District of California or the Superior Court of the State of California located in the County of Santa Clara. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 11.2. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 11.2) in any suit, action or proceeding brought in such courts.

Section 11.14    Equitable Remedies. Each party acknowledges that no adequate remedy of law would be available for a breach of Articles VII and VIII of this Agreement, and that a breach of any of such Articles of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Articles of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 11.14 is intended to exclude the possibility of equitable remedies with respect to breaches of other Sections or Articles of this Agreement.

Section 11.15    Fees and Expenses. Except as specifically set forth herein, each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

Section 11.16    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.17    Confidentiality. Each Member acknowledges and agrees that the information of the Company and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Company and its Affiliates and successors, concerning the Company and its Affiliates and successors. This Section 11.17 shall not apply to (i) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the sale from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such Tax Returns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Limited Liability Company Operating Agreement of UCP, LLC to be duly executed as of the date first above written.

COMPANY:

UCP, LLC

By: /s/ John R. Hart

Name: John R. Hart
Title: Chairman

MEMBERS:

UCP, Inc.

By: /s/ Dustin L. Bogue
Name: Dustin L. Bogue
Title: CEO

PICO Holdings, Inc.

By: /s/ Maxim C. W. Webb

Name: Maxim C. W. Webb
Title: Chief Financial Officer

SCHEDULE I
MEMBERS; MEMBERSHIP UNITS;
PERCENTAGE INTERESTS; CAPITAL ACCOUNTS

Member	Membership Units	Percentage Interest	Capital Account
UCP, Inc.	7,750,000 Series B Units	42.3%	$105,624,000

PICO Holdings, Inc.	10,593,000 Series A Units	57.7%	$144,078,128
	_____________________	________________________	_______________
	18,343,000	100%	$249,702,128